EXHIBIT 99.1

PRESS RELEASE

www.caldive.com

Cal Dive International, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060-3500 • 281-618-0400 • fax: 281-618-0505

For Immediate Release		04-015
	Contact:	Wade Pursell
Date: August 4, 2004	Title:	Chief Financial Officer

Cal Dive Reports Record Second Quarter Earnings of 47 Cents

HOUSTON, TX – Cal Dive International, Inc. (Nasdaq: CDIS) reported second quarter net income of $18.2 million, or $0.47 per diluted share, essentially doubling the year ago net income of $8.9 million or $0.24 per diluted share. Second quarter revenues of $127.7 million increased 25% over the year ago quarter due primarily to improved levels of oil and gas production and higher commodity prices.

Summary of Results

(in thousands, except per share amounts and percentages)

	Second Quarter		First Quarter	Six Months
	2004	2003	2004	2004	2003
Revenues	$127,701	$101,839	$120,714	$248,416	$190,739
Gross Profit	41,415	24,197	31,741	73,157	43,393
	32%	24%	26%	29%	23%
Net Income	18,208	8,912	13,645	31,854	14,950
	14%	9%	11%	13%	8%
Diluted Earnings per share	0.47	0.24	0.36	0.83	0.39

Owen Kratz, Chairman and Chief Executive Officer of Cal Dive, stated, “It was very satisfying to establish record quarterly earnings, even though we are in the very early stages of a Marine Contracting recovery, still in the ramp up phase for Gunnison production and just beginning to see a contribution from our Production Facilities business segment.

“Quarterly results from the Marine Contracting and Oil & Gas Production (ERT) segments both exceeded our expectations. In Marine Contracting, we made the best of continuing poor market conditions by focusing on cost-effective and incident free performance, while in the Oil & Gas Production segment we not only benefited from high commodity prices, but also excelled at maximizing production from our core properties.

“At the start of the year we predicted earnings for 2004 in the range of $1.30 to $1.70 per share, and stated that performance would be back loaded. After a good start, we now expect full year earnings near the top of the range.”

Financial Highlights

•	Revenues: The $25.9 million increase in year-over-year second quarter revenues reflects significantly higher oil and gas production and increases in commodity prices.

•	Margins: 32% was eight points better than the year ago quarter due primarily to the increased commodity prices and improved utilization and rates in the North Sea for the Seawell.

•	SG&A: $12.7 million increased $4.0 million from the same period a year ago due to the new Marine Contracting compensation system and the ERT incentive compensation program. With this increase, SG&A was 10% of second quarter revenues, compared to 8.5% a year ago.

•	Equity in Earnings: $1.3 million reflects our share of Deepwater Gateway L.L.C.’s earnings for the quarter. This represents the kick off of earnings in our new Production Facilities segment as mechanical completion of the Marco Polo TLP occurred at the end of March 2004 triggering the beginning of monthly demand fees. Tariff income will begin in Q3 following the beginning of production at the TLP in mid-July.

•	Debt: EBITDA of $56.2 million for the second quarter, along with $30 million of proceeds from the completion of the convertible preferred issuance entered into in January 2003, enabled us to reduce total debt to $183 million (from $204 million at March 31, 2004) and build $67.3 million of unrestricted cash. This represents a debt to book capitalization ratio of 28% and a net debt to book capitalization ratio of 20%.

Further details are provided in the presentation for Cal Dive’s quarterly conference call (see the Investor Relations page of www.caldive.com). The call, scheduled for 10:00 a.m. Central Daylight Time on Thursday, Aug. 5, will be webcast live. A replay will be available from the Audio Archives page.

Cal Dive International, Inc., headquartered in Houston, Texas, is an energy service company which provides alternate solutions to the oil and gas industry worldwide for marginal field development, alternative development plans, field life extension and abandonment, with service lines including marine diving services, robotics, well operations, facilities ownership and oil and gas production.

This press release and attached presentation contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to services; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; as described from time to time in our reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ending December 31, 2003. We assume no obligation and do not intend to update these forward-looking statements.

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(000's omitted, except per share data)	2004	2003	2004	2003
	(unaudited)
Net Revenues	$127,701	$101,839	$248,416	$190,739
Cost of Sales	86,286	77,642	175,259	147,346

Gross Profit	41,415	24,197	73,157	43,393
Selling and Administrative	12,663	8,628	23,821	17,581

Income from Operations	28,752	15,569	49,336	25,812
Equity in Earnings (Losses) of Deepwater Gateway	1,310	—	1,310	(107)
Interest Expense (Income), net & Other	1,242	1,077	2,796	2,071

Income Before Income Taxes	28,820	14,492	47,850	23,634
Income Tax Provision	10,228	5,217	15,248	8,508

Income Before Change in Accounting Principle	18,592	9,275	32,602	15,126
Cumulative Effect of Change in Accounting Principle, net	—	—	—	530

Net Income	18,592	9,275	32,602	15,656
Preferred Stock Dividends and Accretion	384	363	748	706

Net Income Applicable to Common Shareholders	$18,208	$8,912	$31,854	$14,950

Other Financial Data:
Income from Operations	$28,752	$15,569	$49,336	$25,812
Equity in Earnings (Losses) of Deepwater Gateway	1,310	—	1,310	(107)
Depreciation and Amortization:
Marine Contracting	8,913	8,323	17,813	16,148
Oil and Gas Production	17,268	8,008	34,768	16,205

EBITDA (1)	$56,243	$31,900	$103,227	$58,058

Weighted Avg. Shares Outstanding:
Basic	38,180	37,634	38,063	37,593
Diluted	39,452	37,732	39,357	37,699

Earnings Per Share:
Basic	$0.48	$0.24	$0.84	$0.39
Diluted	$0.47	$0.24	$0.83	$0.39

(1)	The Company calculates EBITDA as earnings before net interest expense, taxes, depreciation and amortization. EBITDA is a supplemental non-GAAP financial measurement used by CDI and investors in the marine construction industry in the evaluation of its business due to the measurement being similar to performance of operations.

Comparative Condensed Consolidated Balance Sheets

ASSETS
(000'S omitted)	June 30, 2004	Dec. 31, 2003
	(unaudited)
Current Assets:
Cash and equivalents	$67,308	$8,811
Accounts receivable	90,581	96,607
Other current assets	30,066	25,232

Total Current Assets	187,955	130,650
Net Property & Equipment:
Marine Contracting	417,556	420,834
Oil and Gas Production	177,880	197,969
Production Facilities - Deepwater Gateway	50,300	34,517
Goodwill	82,458	81,877
Other assets, net	26,628	16,995

Total Assets	$942,777	$882,842

LIABILITIES & SHAREHOLDERS' EQUITY
	June 30, 2004	Dec. 31, 2003
	(unaudited)
Current Liabilities:
Accounts payable	$42,092	$50,897
Accrued liabilities	62,174	36,850
Current mat of L-T debt	15,736	16,199

Total Current Liabilities	120,002	103,946
Long-term debt	167,712	206,632
Deferred income taxes	103,725	89,274
Decommissioning liabilities	73,740	75,269
Other long term liabilities	1,351	2,042
Convertible preferred stock	54,016	24,538
Shareholders’ equity	422,231	381,141

Total Liabilities & Equity	$942,777	$882,842